Exhibit 10.21

GM Cruise Holdings LLC
2018 Employee Incentive Plan
Restricted Stock Unit Award Agreement
Private and Confidential
This Award Agreement describes the details under which you (“you” or the “Participant”) are being granted a Restricted Stock Unit Award (the “RSU”) under the 2018 Employee Incentive Plan (as amended from time to time, the “Plan”).
A copy of the Plan can be found on the Solium Shareworks site. Capitalized terms used in this Award Agreement have the meanings given in the Plan unless noted otherwise herein (including as set forth in Exhibit A).
The full terms of your RSU are set out in this Award Agreement, the Plan and any policy adopted by the Board in respect of the Plan and the RSU that is applicable to this Award Agreement. In the event of any conflict between this Award Agreement and the Plan, the terms of this Award Agreement shall prevail. Further, Section 15(a) of the Plan shall not be applicable to this Award Agreement. This Award Agreement may only be amended in writing with mutual written consent of the Board and the Participant.
Summary of the Award

Issuer	GM Cruise Holdings LLC, a Delaware limited liability company (the “Company”)
Number of Restricted Stock Units	[●]
Grant Date	[●]
Grant Date Restricted Stock Units Value Per Share	$1,515
Vesting	This RSU will vest upon satisfaction of both the Time-Vesting Condition and the Performance-Vesting Condition as described in Section 4 of the attached Terms and Conditions of the RSU.
Expiration Date
With respect to each RSU granted hereunder, the earliest to occur of (a) the date on which an RSU is settled in accordance with Section 5 hereof, (b) the date on which an RSU is forfeited in accordance with Section 4 hereof, and (c) the tenth (10th) anniversary of the Grant Date.

Restrictive Covenants	As a condition of receiving this Award, you will be subject to the restrictive covenants set forth in Exhibit A attached.
Accredited Investor	If requested by the Committee, you will be required to complete an
Questionnaire	Accredited Investor Questionnaire prior to acceptance of the grant.

Terms and Conditions of the RSU
1.Grant of Restricted Stock Unit Award. Effective on the Grant Date, the Company hereby grants [●] RSUs. Each RSU corresponds to one Common Share, subject to adjustment as set forth in the Plan.
2.Participant Acknowledgements. The following terms apply to the grant of the RSUs hereunder. By accepting the Award, the Participant irrevocably agrees and acknowledges in favor of the Company (on its own behalf and as an agent for the Company’s Subsidiaries) that:
(a)The Participant does not have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, directors, consultants, advisors, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Board maintains the right to make available future grants under the Plan.
(b)The grant of this Award does not give the Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any of its Subsidiaries. The Company or the applicable Subsidiary may at any time dismiss the Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any other agreement binding the Participant and the Company. The Participant’s receipt of this Award under the Plan is not intended to confer any rights to the Participant except as set forth in this Award Agreement.
(c)Awards under, and the Participant’s participation in, the Plan do not form part of the Participant’s remuneration for the purposes of determining payments in lieu of notice of termination of the Participant’s employment , severance payments, leave entitlements, or any other compensation payable to the Participant and no Award, payment, or other right or benefit, under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit-sharing, group insurance, welfare or benefit plan of the Company or any of its Subsidiaries.
(d)The Company and its Subsidiaries, their respective affiliates, officers and employees make no representation concerning the financial benefit or taxation consequences of any Award or participation in the Plan and the Participant is strongly advised to seek the Participant’s own professional legal and taxation advice concerning the impact of the Plan and the Participant’s Award.
(e)The future value of the underlying Common Shares is unknown and cannot be predicted with certainty and the Common Shares may increase or decrease in value.
(f)The Participant has no entitlement to compensation or damages as a result of any loss or diminution in value of Common Shares or any other rights acquired pursuant to the Plan, including, without limitation, as a result of the termination of the Participant’s employment by the Company or any of its Subsidiaries for any reason whatsoever and whether or not in breach of contract.

3.The Participant has read this Award Agreement, its Exhibits and the Plan carefully and understands their terms.
4.Vesting; Forfeiture.
(a)General. Vesting of the RSUs is conditioned on satisfaction of two vesting requirements before the tenth (10th) anniversary of the Grant Date (unless earlier vested or forfeited pursuant to Sections 4(b) - (e) below): a time and service based requirement (the “Time-Vesting Condition”) and a liquidity event requirement (the “Performance-Vesting Condition”), each as described in clauses (i) and (ii), respectively, below:
(i)The Time-Vesting Condition will be satisfied with respect to (i) 10% of the aggregate Common Shares covered by the RSU on [●], (ii) 2.5% of the aggregate Common Shares covered by the RSU on the 15th day of each calendar quarter thereafter (for thirty-four (34) successive calendar quarters following the first (1st) anniversary of the Grant Date), and (iii) the final 5% vesting [●], provided, that the Participant’s Termination Date has not occurred prior to each applicable date.
(1)Notwithstanding Section 4(a)(i) hereof, to the extent not previously satisfied, the Time-Vesting Condition will be satisfied as to 100% of the aggregate Common Shares covered by the RSU as of the date on which the Board certifies in writing that the Fair Market Value per share is equal to or greater than $[●] (as adjusted pursuant to Section 4(c) of the Plan) for a period of ninety (90) consecutive calendar days (which, following the occurrence of an Initial Public Offering, shall be determined by reference to the trailing ninety (90) day volume-weighted average closing per share price of the Common Shares over such period, and which, prior to the occurrence of an Initial Public Offering shall take into consideration the Company’s then most-recently completed independent valuation obtained for purposes of compliance with Section 409A of the Code); provided, that the Participant remains continuously employed by the Company as an employee (and not solely in any other service provider capacity such as an independent contractor or member of the Board) through such date.
(ii)The Performance-Vesting Condition will be satisfied on the earliest to occur of (A) the date of a Change in Control or (B) the consummation of an Initial Public Offering.
In no event shall any of the RSUs vest unless a Change in Control or Initial Public Offering occurs on or before the tenth (10th) anniversary of the Grant Date (the “End Date”). The portion of the RSU for which the Time-Vesting Condition has been satisfied as described in Section 4(a)(i) (including Section 4(a)(i)(1)) shall be referred to as the “Time-Vested Portion” and the RSU that becomes vested upon satisfaction of the Performance-Vesting Condition as described in Section 4(a)(ii) shall be referred to as the “Performance-Vested RSU.”
(b)Termination of Employment.
(i)Subject to Sections 4(b)(ii), 4(c) and 4(e) hereof, and subject to the

Participant’s delivery and non-revocation of a Release (as defined below), upon a Participant’s involuntary termination not for Cause, the Participant shall be entitled to receive accelerated vesting of the portion of RSUs that did not meet the Time-Vesting Condition held by the Participant on the date of the Participant’s Termination Date with respect to that number of RSUs that would have become vested had the Participant remained continuously employed by the Company for twelve (12) months immediately following the date of termination. The Time- Vested Portion as of the Participant’s Termination Date shall remain outstanding and eligible to satisfy the Performance-Vesting Condition until the End Date. For the purposes of this Award Agreement, “Release” means a general release of claims in a form acceptable to the Company.
(ii)In the event of the Participant’s Termination Date due to the Participant’s death or Disability, the Time-Vesting Condition with respect to the RSUs that would have vested in the ordinary course in the twelve (12) months immediately following Participant’s Termination Date due to death or Disability shall be deemed fully satisfied, and, in each case, such Time-Vested Portion as of the Participant’s Termination Date shall remain outstanding and eligible to satisfy the Performance-Vesting Condition until the End Date for the benefit of the Participant or the Participant’s executor or administrator (as applicable), or the person or persons to whom the Participant’s rights under this Award Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth herein or in the Plan. Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.
(c)Change in Control. If, upon the occurrence of a Change in Control, the RSUs are not converted or assumed in connection with such Change in Control, in either case, by a successor entity pursuant to the Plan, then, notwithstanding any other provisions of the Plan to the contrary, the RSUs shall, to the extent not previously canceled, become fully vested with respect to the Time-Vesting Condition immediately prior to such Change in Control, provided, that the Participant’s Termination Date has not occurred prior to such Change in Control. If, upon the occurrence of a Change in Control, the RSUs are converted or assumed in connection with such Change in Control, in either case, by a successor entity pursuant to the Plan, then, notwithstanding any other provisions of the Plan to the contrary, if the Participant’s Termination Date occurs by reason of a termination by the Company without Cause or as a result of the Participant’s resignation of employment with the Company for “Good Reason” (as defined below), in each case, within two (2) years following such Change in Control, the portion of the RSUs that have not satisfied the Time-Vesting Condition shall not be cancelled and the Time-Vesting Condition associated with such converted or assumed RSUs shall be deemed fully satisfied upon the Termination Date.
(i)A Participant’s resignation of employment for “Good Reason” shall mean Participant’s resignation following any one of the following acts by the Company (or failures by the Company to act): (i) a material negative change in the nature or status of the Participant’s responsibilities from those in effect as of the consummation of the Change in Control (the “Closing”); (ii) a material negative change in the Participant’s base salary, except for any across-the-board reduction similarly affecting similarly-situated employees of the Company; or (iii) the relocation of the Participant’s principal place of employment from the Participant’s principal place of employment as of the Closing to a location that results in an increase in the Participant’s daily commute of more than 50 miles in one direction; provided, however, in each case that (I) the Participant notifies the Company in writing of the circumstances giving the Participant the right to resign for Good Reason within thirty (30) days of the existence of such circumstances, (II) the Company fails to cure such circumstances within thirty (30) days after receipt of such notice, and (III) the Participant then terminates his or her employment within ninety (90) days of such failure to cure. If the Participant does not timely do so, the right to resign for Good Reason shall lapse and be deemed waived with respect to those circumstances.
(d)Initial Public Offering. For the avoidance of doubt, upon an Initial Public Offering no accelerated vesting of the Time-Vesting Condition associated with the RSUs shall occur and upon a Participant’s Termination Date following an Initial Public Offering, all outstanding RSUs shall be treated in accordance with Sections 4(b) and (e) hereof.
(e)Forfeiture. Subject to the provisions of the Plan and this Award Agreement, the RSU shall be forfeited and cancelled for no consideration at the earlier to occur of:

(i)	the End Date;

(ii)
the Participant’s Termination Date in the event of a termination of Participant’s employment for “Cause.” For the sake of clarity, the entire RSU (any Time-Vested Portion and/or any Performance-Vested Portion, as well as any portion outstanding and unvested) shall terminate and expire upon the Participant’s Termination Date in the event of a termination of Participant’s employment for “Cause.” For the purposes of this Award Agreement, a termination of the Participant’s employment for “Cause” shall occur if: (i) the Participant has engaged in intentional acts of fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his employment or service, or (ii) the Participant has committed a willful material breach of the restrictive covenants set forth in Section 2 (Nonsolicitation and Noninterference with Business Relationships), Section 3 (Nonsolicitation and Noninterference with Covered Persons), Section 4 (False Statements of Fact) and Section 5 (Confidential Information) of the attached Exhibit A, which are legally enforceable under California law; provided, however, in each case that (I) the Company notifies the Participant in writing of the circumstances giving the Company the right to terminate the Participant’s employment for Cause within thirty (30) days of discovery by a majority of the members of the Board of the existence of such circumstances; provided that, prior to the earlier of a Change in Control or Initial Public Offering, such majority consists of all members of the Board who are employees of General Motors Company (“GM”), (II) the Participant fails to cure, if possible, such circumstances within thirty (30) days after receipt of such notice, and (III) the Company then terminates Participant’s employment within ninety (90) days of such failure to cure. If the Company does not timely do so, the right to terminate Participant’s employment for Cause shall lapse and be deemed waived with respect to those circumstances. For the avoidance of doubt, the definition of “Cause” set forth in this Award Agreement shall, solely for purposes of this Award Agreement, supersede any other definition of “Cause” set forth in the Plan or any other agreement between the Participant and the Company.
5.Settlement; Withholding.
(a)Except as otherwise provided herein or in the Plan, the Company will deliver to the Participant the number of Common Shares equal to the portion of the RSU that has satisfied both the Time-Vesting Condition and the Performance-Vesting Condition no later than thirty (30) days following the applicable date on which both conditions are satisfied.
(b)The Company or any Affiliate shall have the right and is hereby authorized to (but is not required to) withhold from this RSU, any payment due or transfer made under the RSU or under the Plan or from any compensation or other amount owing to the Participant the amount (in cash, Common Shares, other securities, other awards or other property) of any applicable withholding taxes in respect of this RSU and to take such action as may be necessary with respect to the RSU to satisfy all obligations for the payment of such taxes (but no more than the maximum individual statutory rate for the applicable tax jurisdiction). Notwithstanding any provision of the Plan to the contrary, the Participant may, at his sole discretion, elect to have the Company withhold a number of RSUs upon the settlement of the Participant’s RSUs otherwise to be settled with a Fair Market Value equal to the amount of the Participant’s income and employment tax withholding obligations having a value not exceeding the amount determined by using the applicable maximum required statutory tax withholding rates in the applicable jurisdiction and valued at their Fair Market Value on the date of withholding, with any fractional share amounts settled in cash.
6.Distributions; Rights as Stockholder. Cash Distributions on the number of Common Shares issuable hereunder shall be credited to a Distribution book entry account on behalf of the Participant with respect to each RSU granted to the Participant, provided that such cash Distributions shall not be deemed to be reinvested in Common Shares and shall be held uninvested and without interest and paid in cash at the same time that the Common Shares underlying the RSUs are delivered to the Participant in accordance with the provisions hereof. Stock or property Distributions on Common Shares shall be credited to a Distribution book entry account on behalf of the Participant with respect to each RSU granted to the Participant, provided that such stock or property Distributions shall be paid, in the sole discretion of the Board, in (a) Common Shares, (b) in the case of a spin-off, shares of stock of the entity that is spun-off from the Company, (c) other property or (d) cash payments equal to the Fair Market Value of such stock or property Distributions, as applicable and in each case, at the same time that the Common Shares underlying the RSUs are delivered to the Participant in accordance with the provisions hereof. Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any Common Shares covered by any RSU unless and until the Participant has become the holder of record of such shares.
7.Transferability. The RSU shall be subject to the transfer restrictions as provided under the Plan; provided, however, that upon advance written notice to the Company a transfer of the RSU shall be permitted in the event of transfers made to the Participant’s family members, to family trusts or to Participant family controlled entities and/or pursuant to lawful domestic relations orders or agreements, in all cases without payment for such transfers to the Participant and pursuant to such form of transfer agreement as the Company may reasonably require.
8.Restrictive Covenant Violation. In the event of a willful material breach with respect to the restrictive covenants set forth in Section 2 (Nonsolicitation and Noninterference with Business Relationships), Section 3 (Nonsolicitation and Noninterference with Covered Persons), Section 4 (False Statements of Fact) and Section 5 (Confidential Information) of the attached Exhibit A which are legally enforceable under California law, the Board may, in its discretion to the extent provided in this Section 8, terminate and cancel the RSUs, to the extent outstanding at the time the violation is discovered, and/or require the Participant to promptly return any Common Shares received upon any previous vesting of the RSU (or, if the Participant transferred the Common Shares, a payment equal to the current Fair Market Value thereof) for no consideration; provided, however, in each case that the Company seeks to invoke this Section 8, (I) the Company first notifies the Participant in writing of the circumstances giving the Company the right to invoke this Section 8 within thirty (30) days after the violation is discovered by a majority of the members of the Board; provided that, prior to the earlier of a Change in Control or Initial Public Offering, such majority consists of all members of the Board who are employees of GM, (II) the Participant fails to cure, if possible, such violation within thirty (30) days after receipt of such notice, and (III) the Company then determines, in its discretion, whether to terminate and cancel any RSUs and otherwise enforce its rights under this Section 8 within ninety (90) days of such failure to cure. If the Company does not timely do so, the right to invoke this Section 8 shall lapse and be deemed waived with respect to such violation.
Notwithstanding any other provision of the Plan or this Award Agreement to the contrary, the Participant’s obligation to return any Common Shares received upon any previous vesting of the RSU (or, if the Participant transferred the Common Shares, a payment equal to the current Fair Market Value thereof) shall in no event exceed the net after-tax number of Common Shares received by Participant upon any previous vesting of the RSU after deducting all federal and state income and employment taxes which were payable by Participant upon the receipt of such Common Shares and (if the Participant has previously transferred any Common Shares) upon the transfer of such Common Shares.
9.Conditions Precedent to Award Agreement. As a condition precedent to the vesting, payment or settlement of any portion of the RSU at any time prior to a Change in Control, the Participant shall: (i) refrain from engaging in any activity that could reasonably be expected to cause material harm to the Company or is in any manner materially and intentionally inimical or in any way materially detrimental to the Company, in each case as determined by the Board in good faith and (ii) furnish to the Company such information with respect to the satisfaction of the foregoing conditions precedent as the Board may reasonably request. In addition, the Board may require Participant to enter into such agreements as the Board considers appropriate related to the subject matter of this Section 9. The failure by the Participant to satisfy either of the foregoing conditions precedent shall result in the immediate cancellation of the unvested portion of any Award and any vested Award that has not yet been paid or settled and the Participant will not be entitled to receive any consideration with respect to such cancellation; provided, however, that prior to the cancellation of any Award as described in this Section 9, (I) the Board notifies the Participant in writing of the circumstances giving the Company the right to cancel the RSU within thirty (30) days after such circumstances are discovered by a majority of the members of the Board; provided that, prior to the earlier of a Change in Control or Initial Public Offering, such majority consists of all members of the Board who are employees of GM, (II) the Participant fails to cure, if possible, such circumstances within thirty (30) days following his receipt of such notice and (III) the Board then cancels the Participant’s RSU within ninety (90) days of such failure to cure; provided that, after the discovery of such circumstances giving the Company the right to cancel the RSU and before the cancellation of the RSU, the Participant is granted an opportunity to meet with the Board (with legal counsel, if desired) to address the existence of such circumstances. If the Board does not timely do so, the right to cancel the Participant’s RSU shall lapse and be deemed waived with respect to those circumstances.
10.Securities Laws. Upon the acquisition of any Common Shares pursuant to the vesting of the RSU, the Participant will make or enter into such written representations, warranties and agreements as the Board may reasonably request in order to comply with applicable securities laws or with this Award Agreement.
11.Notices. Any notice necessary under this Award Agreement shall be addressed to the Company in care of its General Counsel at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
12.Choice of Law. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
13.RSU Subject to Plan and the LLC Agreement. By entering into this Award Agreement, the Participant agrees and acknowledges that a copy of the Plan and the LLC Agreement has been made available to the Participant. The Participant and the Company both acknowledge that the RSU granted hereunder and the underlying Common Shares are subject to the Plan and the LLC Agreement. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference; provided that any amendment to the Plan which significantly impairs the Participant’s rights under this Agreement shall not to that extent be effective without the written consent of the Participant (or the Participant’s estate in the case of his or her death). The terms and provisions of the LLC Agreement may be amended from time to time in accordance with the LLC Agreement and are hereby incorporated herein by reference.
14.Spousal Consent. To the extent the Committee determines such consent is advisable and/or necessary, in connection with and as a condition to the grant of an Award under this Plan, the Committee may require a Participant who is lawfully married to complete a form of spousal consent.
15.Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
16.Personal Information. To enable the Company to issue this Award to the Participant, and administer the Plan and any Award, by entering into this Award Agreement the Participant consents to the holding and processing of personal information provided by the Participant to the Company or any Subsidiary, trustee or third party service provider, for all purposes relating to the operation of the Plan.